United States securities and exchange commission logo





                     April 26, 2022

       Kevin R. Mandia
       Chief Executive Officer
       Mandiant, Inc.
       11951 Freedom Drive, 6th Floor
       Reston, VA 20190

                                                        Re: Mandiant, Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 31,
2022
                                                            File No. 001-36067

       Dear Mr. Mandia:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Douglas K. Schnell